Exhibit 10.1

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATES OR OTHER JURISDICTIONS. THEY ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND THE REGISTRATION AND QUALIFICATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND SUCH LAWS PURSUANT TO REGISTRATION, QUALIFICATION OR EXEMPTION THEREFROM AND IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE OR OTHER SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

HMS-ORIX SLF LLC
LIMITED LIABILITY COMPANY AGREEMENT

1

Exhibit 10.1

ARTICLE 1.DEFINITIONS    1
Section 1.1.Definitions    1

ARTICLE 2.GENERAL PROVISIONS    4
Section 2.1.Formation of the Limited Liability Company    4
Section 2.2.Company Name    4
Section 2.3.Place of Business; Agent for Service of Process.    4
Section 2.4.Purpose and Powers of the Company.    5
Section 2.5.Fiscal Year    5
Section 2.6.Liability of Members    5
Section 2.7.Member List    5
Section 2.8.Membership Interests    5

ARTICLE 3.COMPANY CAPITAL AND INTERESTS    6
Section 3.1.Capital Contributions    6
Section 3.2.Temporary Advances    6
Section 3.3.Defaulting Members.    6
Section 3.4.Interest or Withdrawals    7
Section 3.5.Admission of Additional Members    7

ARTICLE 4.ALLOCATIONS    7
Section 4.1.Capital Accounts.    7
Section 4.2.Allocations    7
Section 4.3.Changes of Interests    7
Section 4.4.Income Taxes and Tax Capital Accounts    8

ARTICLE 5.DISTRIBUTIONS    8
Section 5.1.General.    8
Section 5.2.Withholding    8
Section 5.3.Certain Limitations    9

ARTICLE 6.MANAGEMENT OF COMPANY    9
Section 6.1.Management Generally.    9
Section 6.2.Board of Managers.    9
Section 6.3.Meetings of the Board    10
Section 6.4.Quorum; Acts of the Board    10
Section 6.5.Electronic Communications    10
Section 6.6.Compensation of Managers; Expenses    10
Section 6.7.Removal and Resignation of Managers; Vacancies    10
Section 6.8.Managers as Agents    11
Section 6.9.Duties of Board    11
Section 6.10.Reliance by Third Parties    11
Section 6.11.Members’ Outside Transactions; Investment Opportunities.    11
Section 6.12.Indemnification.    11
Section 6.13.Tax Matters Member    13

i

Exhibit 10.1

ARTICLE 7.TRANSFERS OF COMPANY INTERESTS; WITHDRAWALS    13
Section 7.1.Transfers by Members.    13
Section 7.2.Withdrawal by Members    15

ARTICLE 8.TERM, DISSOLUTION AND LIQUIDATION OF COMPANY    15
Section 8.1.Term    15
Section 8.2.Dissolution    15
Section 8.3.Wind-down.    16
ARTICLE 9.ACCOUNTING, REPORTING AND VALUATION PROVISIONS    18
Section 9.1.Books and Accounts.    18
Section 9.2.Financial Reports; Tax Return.    18
Section 9.3.Tax Elections    19
Section 9.4.Confidentiality.    19
Section 9.5.Valuation.    20
ARTICLE 10.MISCELLANEOUS PROVISIONS    21
Section 10.1.Power of Attorney    21
Section 10.2.Governing Law; Jurisdiction; Jury Waiver    21
Section 10.3.Certificate of Formation; Other Documents    21
Section 10.4.Force Majeure    22
Section 10.5.Waivers.    22
Section 10.6.Notices    22
Section 10.7.Representations and Warranties    22
Section 10.8.No Third Party Benefit    23
Section 10.9.Construction.    23
Section 10.10.Amendments    23
Section 10.11.Legal Counsel    23
Section 10.12.Execution    23
Section 10.13.Binding Effect    24
Section 10.14.Severability    24
Section 10.15.Computation of Time    24
Section 10.16.Entire Agreement    24

ii

Exhibit 10.1

HMS-ORIX SLF LLC
LIMITED LIABILITY COMPANY AGREEMENT
This Limited Liability Company Agreement, dated as of January [•], 2017, of HMS-ORIX SLF LLC (the “Company”) is entered into by and between HMS Income Fund, Inc. and ORIX Funds Corp. (each, a “Member” and collectively, the “Members”).
WHEREAS, the Members desire to form a co-managed limited liability company under the Act (as defined below) for the purposes and pursuant to the terms set forth herein;
NOW THEREFORE, in consideration of the mutual agreements set forth below, and intending to be legally bound, the Members hereby agree as follows:

ARTICLE 1
DEFINITIONS
Section 1.1.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“1940 Act” means the Investment Company Act of 1940, as amended.
“Acceptance Period” has the meaning set forth in Section 7.1(g)(ii).
“Act” means the Limited Liability Company Act of the State of Delaware, as from time to time in effect.
“Administrative Agent” means U.S. Bank National Association or a subsequent entity retained by the Company with Prior Board Approval to fulfill certain administrative functions with respect to the Company. The Administrative Agent may be a Member or an Affiliate of a Member.
“Administrative Services Agreement” means the Administrative and Loan Services Agreement between the Company and the Administrative Agent, as amended from time to time with Prior Board Approval.
“Affiliate” means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.
“Agreement” means this Limited Liability Company Agreement, as it may from time to time be amended.
“Approved Pricing Service” has the meaning set forth in Schedule C.
“Board” means the Board of Managers of the Company.
“Board Approval” means, as to any matter requiring Board Approval hereunder, the approval or subsequent ratification of a quorum of the Board of Managers as described in Section 6.4.
“Capital Account” has the meaning set forth in Section 4.1(a).

Exhibit 10.1

“Capital Contribution” means, as to each Member, the aggregate amount of cash actually contributed to the equity capital of the Company by such Member or the fair market value of any property contributed to the equity capital of the Company by such Member (as determined by Prior Board Approval), each as set forth in Section 3.1. The Capital Contribution of a Member that is an assignee of all or a portion of an equity interest in the Company shall include the Capital Contribution of the assignor (or a pro rata portion thereof in the case of an assignment of less than the Entire Interest of the assignor).
“Certificate of Formation” means the certificate of formation for the Company filed under the Act, as amended from time to time.
“Change of Control” means, with respect to any Person, a transaction which causes the owners of such Person as of the date hereof and their Affiliates to own less than fifty percent (50%) of such Person immediately after such transaction.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Company” has the meaning set forth in the recitals.
“Control” means the power, directly or indirectly, to direct the management or policies of a Person, whether by ownership of securities, by contract or otherwise.
“Default Date” has the meaning set forth in Section 3.3(a).
“Defaulting Member” has the meaning set forth in Section 3.3(a).
“Electing Member” has the meaning set forth in Section 8.3(e).
“Election to Purchase” has the meaning set forth in Section 8.3(e).
“Entire Interest” means all of a Member’s interests in the Company, including Membership Interests, a Member’s transferable interest and all management and other rights.
“ERISA” the Employee Retirement Income Security Act of 1974, as from time to time amended.
“ERISA Plan” a Person that is an “employee benefit plan” within the meaning of, and subject to the provisions of, ERISA.
“Expenses” means all costs and expenses, of whatever nature, directly or indirectly borne by the Company, including those borne under the Administrative Services Agreement. To the extent not reimbursed by the borrower in respect of an Underlying Loan, Expenses will be paid out of the Company’s assets. The Members may also establish and fund pro rata an account to pay the Expenses.
“GAAP” means United States generally accepted accounting principles.
“GAAP Profit or GAAP Loss” means, as to any transaction or fiscal period, the net income or loss of the Company under GAAP.
“HMS” means HMS Income Fund, Inc., or any Person substituted for HMS Income Fund, Inc. as a Member pursuant to the terms of this Agreement.

Exhibit 10.1

“Investment” means an investment of any type, including in Underlying Loans, directly or indirectly, other than interests in Subsidiaries.
“LIBOR Rate” means the one-month London InterBank Offered Rate, which for purposes hereof shall be deemed to equal for each day of a calendar quarter such rate as of the first day of such quarter.
“Loan Pool” has the meaning set forth in Section 2.4(a).
“Loss” has the meaning set forth in Section 6.12(a).
“Manager” means each Person elected, designated or appointed to serve as a member of the Board.
“Member” and “Members” have the meaning set forth in the recitals and also includes any Person that becomes a Member of the Company after the date hereof under the terms of this Agreement.
“Member List” has the meaning set forth in Section 2.7.
“Membership Interest” has the meaning set forth in Section 2.8.
“Notice of Intent” has the meaning set forth in Section 7.1(g)(i).
“ORIX” means ORIX Funds Corp., or any Person substituted for ORIX Funds Corp. as a Member pursuant to the terms of this Agreement.
“Permitted Affiliate Transfer” has the meaning set forth in Section 7.1(a).
“Permitted Transferee” has the meaning set forth in Section 7.1(f).
“Person” means an individual, corporation, partnership, association, joint venture, company, limited liability company, trust, governmental authority or other entity.
“Portfolio Company” means, with respect to any Investment, any Person that is the issuer of any securities or the debtor under any loan or other debt obligation that is the subject of such Investment. For the avoidance of doubt, Portfolio Companies are not subsidiaries of the Company.
“Price Challenge” has the meaning set forth in Schedule C.
“Price Override” has the meaning set forth in Schedule C.
“Prior Board Approval” means, as to any matter requiring Prior Board Approval hereunder, the prior approval of a quorum of the Board of Managers as described in Section 6.4.
“Proceeding” has the meaning set forth in Section 6.12(a).
“Profit or Loss” means, as to any transaction or fiscal period, the GAAP Profit or GAAP Loss with respect to such transaction or period, with such adjustments thereto as may be required by this Agreement; provided that in the event that the Value of any Company asset is adjusted under Section 9.5, the amount of such adjustment shall in all events be taken into account in the same manner as gain or loss from the disposition of such asset for purposes of computing Profit or Loss, and the gain or loss from any disposition of such asset shall be calculated by reference to such adjusted Value.

Exhibit 10.1

“Proportionate Share” means, as to any Member, the percentage that its Capital Account represents of all Capital Accounts.
“Quote” has the meaning set forth in Schedule C.
“Sale” has the meaning set forth in Section 7.1(g)(i).
“Sale Period” has the meaning set forth in Section 7.1(g)(iii).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” as to any Person, means any corporation, partnership, limited liability company, joint venture, trust or estate of or in which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or Controlled through one or more intermediaries, or both, by such Person.
“Tax Matters Member” has the meaning set forth in Section 6.13.
“Temporary Advance” has the meaning set forth in Section 3.2.
“Temporary Advance Rate” means, with respect to any period, the rate equal to (i) the sum of the average LIBOR Rate during such period (expressed as an annual rate) plus three percent (3.0%) per annum, multiplied by (ii) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365; provided that the Temporary Advance Rate for any Temporary Advance outstanding for less than four (4) days shall equal zero.
“Transfer” or “transfer” means, with respect to any Member’s interest in the Company, the direct or indirect sale, assignment, transfer, withdrawal, mortgage, pledge, hypothecation, exchange or other disposition of any part or all of such interest, whether or not for value and whether such disposition is voluntary, involuntary, by operation of law or otherwise, and a “transferee” or “transferor” means a Person that receives or makes a transfer.
“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.
“Underlying Loan” means a loan to a third party, or an assignment or participation in a loan to a third party which has already been made, by the Company.
“Value” means, as of the date of computation with respect to some or all of the assets of the Company or any assets acquired by the Company, the value of such assets determined in accordance with Section 9.5.

Exhibit 10.1

ARTICLE 2.
GENERAL PROVISIONS
Section 2.1.    Formation of the Limited Liability Company. The Company was formed under and pursuant to the Act upon the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware, and the Members hereby agree to continue the Company under and pursuant to the Act. The Members agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. Each Person being admitted as a Member as of the date hereof shall be admitted as a Member at the time such Person has executed this Agreement or a counterpart of this Agreement.
Section 2.2.    Company Name. The name of the Company shall be “HMS-ORIX SLF LLC,” or such other name as approved by Board Approval.
Section 2.3.    Place of Business; Agent for Service of Process.
(a)    The registered office of the Company in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801, or such other place as the Members may designate. The name of its registered agent for service at such address is The Corporation Trust Company or such other Person as the Members may designate.
(b)    The initial principal business office of the Company shall be at 2800 Post Oak Boulevard, Suite 5000, Houston, TX 77056.
Section 2.4.    Purpose and Powers of the Company.
(a)    The purpose and business of the Company shall be (i) to enable the Members to participate jointly in purchasing Underlying Loans, which shall primarily consist of broadly syndicated loans, and other Investments (collectively, a “Loan Pool”), and (ii) to engage in any other lawful acts or activities as the Board deems reasonably necessary or advisable for which limited liability companies may be organized under the Act.
(b)    Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to, or for the furtherance of, the purposes set forth in Section 2.4(a).
(c)    The Company intends to incur leverage, with the terms to be determined, negotiated and approved by the Board, and to cover Expenses. Leverage may be secured by the Company’s assets, subject to Prior Board Approval as set forth in Schedule A.
Section 2.5.    Fiscal Year. The fiscal year of the Company shall be the period ending on December 31 of each year.
Section 2.6.    Liability of Members. Except as expressly provided in this Agreement, a Member shall have no liability for the repayment, satisfaction and discharge of the debts, liabilities and obligations of the Company other than as may be expressly required by the Act. A Member that receives a distribution made in violation of the Act shall be liable to the Company for the amount of such distribution only to the extent required by the Act. The Members, in their capacities as such, shall not otherwise be liable for the repayment, satisfaction or discharge of the Company’s debts, liabilities and obligations, except that each

Exhibit 10.1

Member shall be required to make Capital Contributions in accordance with the terms of this Agreement and shall be required to repay any distributions which are not made in accordance with this Agreement.
Section 2.7.    Member List. The Administrative Agent shall cause to be maintained a list (the “Member List”) setting forth, with respect to each Member, such Member’s name, address, Capital Account, Capital Contributions and such other information as the Administrative Agent may deem necessary or desirable or as required by the Act. The Administrative Agent shall from time to time update the Member List as necessary to reflect accurately the information therein. Any reference in this Agreement to the Member List shall be deemed to be a reference to the Member List as in effect from time to time. No action of the Members shall be required to supplement or amend the Member List. Revisions to the Member List made by the Administrative Agent as a result of changes to the information set forth therein made in accordance with this Agreement shall not constitute an amendment of this Agreement.
Section 2.8.    Membership Interests. There shall be one class of membership interests (the “Membership Interests”) in the Company. Each Member shall hold Membership Interests in proportion to its respective Capital Contribution. As of the date hereof, HMS holds a 60% Membership Interest and ORIX holds a 40% Membership Interest.
ARTICLE 3.
COMPANY CAPITAL AND INTERESTS
Section 3.1.    Capital Contributions. Except as otherwise agreed with Prior Board Approval, each Member shall make all Capital Contributions in cash in U.S. dollars in such amounts as may be determined necessary in connection with Prior Board Approval of the making or purchase of interests in an Underlying Loan. For the avoidance of doubt, a Member may make a Capital Contribution in property other than cash with Prior Board Approval. Following approval of any such making or purchase of an Underlying Loan, the Board shall prepare and deliver a notice to each Member setting forth the required Capital Contribution along with the date on which such Capital Contribution is due (which shall be no less than five (5) business days after delivery of such notice). Capital Contributions shall be made by all Members pro rata based on their respective Membership Interests or as may otherwise be agreed with Prior Board Approval.
Section 3.2.    Temporary Advances. A Member, with Prior Board Approval, may make loans of cash or other property (“Temporary Advances”) to temporarily fund the Company until Capital Contributions are made by the Members as set forth in Section 3.1. Such Temporary Advances plus interest at the Temporary Advance Rate shall be repaid from the other Member’s Capital Contributions under Section 3.1, with any unreturned Temporary Advances plus interest at the Temporary Advance Rate paid as set forth in Section 5.1.
Section 3.3.    Defaulting Members.
(a)    Upon the failure of any Member (a “Defaulting Member”) to pay in full any portion of such Member’s Capital Contribution within ten (10) days after written notice from the other Member (the “Default Date”) that such payment is overdue, the other Member, in its sole discretion, shall have the right to pursue one or more of the following remedies on behalf of the Company if such failure has not been cured in full within such ten-day period:
(i)    collect such unpaid portion (and all attorneys’ fees and other costs incident thereto) by exercising and/or pursuing any legal remedy the Company may have; and

Exhibit 10.1

(ii)    upon thirty (30) days’ written notice (which period may commence during the ten-day notice period provided above), and provided that the overdue payment has not been made, dissolve and wind down the Company in accordance with Article 8.
Except as set forth below, the non-defaulting Member’s election to pursue any one of such remedies shall not be deemed to preclude such Member from pursuing any other such remedy, or any other available remedy, simultaneously or subsequently.
(b)    Notwithstanding any provision of this Agreement to the contrary,
(i)    a Defaulting Member shall not be entitled to distributions made after the Default Date until the default is cured and any such distributions to which such Defaulting Member would otherwise have been entitled if such default had not occurred shall be debited against the Capital Account of the Defaulting Member so as to reduce the remaining amount of the default; and
(ii)    the Company shall not make new Investments after the Default Date until the default is cured.
Section 3.4.    Interest or Withdrawals. No Member shall be entitled to receive any interest on any Capital Contribution to the Company. Except as otherwise specifically provided herein, no Member shall be entitled to withdraw any part of its Capital Contributions or Capital Account balance.
Section 3.5.    Admission of Additional Members.
(a)    The Members may, with Prior Board Approval, (i) admit additional Members upon terms approved by Prior Board Approval, (ii) permit existing Members to subscribe for additional interests in the Company and (iii) admit a substitute Member in accordance with Section 7.1.
(b)    Each additional Member shall execute and deliver a written instrument satisfactory to the existing Members whereby such Member becomes a party to this Agreement, as well as any other documents reasonably required by the existing Members. Each such additional Member shall thereafter be entitled to all the rights and subject to all the obligations of Members as set forth herein. Upon the admission of an additional Member as herein provided, the Administrative Agent shall update the Member List to reflect such admission.
ARTICLE 4.
ALLOCATIONS
Section 4.1.    Capital Accounts.
(a)    An individual capital account (a “Capital Account”) shall be maintained for each Member consisting of such Member’s Capital Contribution, increased or decreased by Profit or Loss allocated to such Member, decreased by the cash or Value of property distributed to such Member (giving net effect to any liabilities the property is subject to, or which the Member assumes), and otherwise maintained consistent with this Agreement. In the event that the Administrative Agent determines that it is prudent to modify the manner in which Capital Accounts, including all debits and credits thereto, are computed in order to be maintained consistent with this Agreement, the Administrative Agent is authorized to make such modifications to the extent that they do not result in a material adverse effect to any Member. Capital Accounts shall be maintained in a manner consistent with applicable Treasury Regulations.

Exhibit 10.1

(b)    Profit or Loss shall be allocated among Members no less frequently than as of the end of each fiscal year of the Company; provided that Profit or Loss shall also be allocated at the end of (i) each period terminating on the date of any withdrawal by any Member, (ii) each period terminating immediately before the date of any admission or increase in Capital Contribution of any Member, (iii) the liquidation of the Company or (iv) any period which is determined by Board Approval to be appropriate.
Section 4.2.    Allocations. Profit or Loss (after taking into account any interest expense incurred on Temporary Advances) shall each be allocated among the Members pro rata in accordance with their respective Membership Interests.
Section 4.3.    Changes of Interests. For purposes of allocating Profit or Loss for any fiscal year or other fiscal period between any permitted transferor and transferee of a Company interest, or between any Members whose relative Company interests have changed during such period, or to any withdrawing Member that is no longer a Member in the Company, the Company shall allocate according to any method allowed by the Code and selected by the Members. Distributions with respect to an interest in the Company shall be payable to the owner of such interest on the date of distribution. For purposes of determining the Profit or Loss allocable to or the distributions payable to a permitted transferee of an interest in the Company or to a Member whose interest has otherwise increased or decreased, Profit or Loss allocations and distributions made to predecessor owners with respect to such transferred interest or increase of interest shall be deemed allocated and made to the permitted transferee or other holder.
Section 4.4.    Income Taxes and Tax Capital Accounts.
(a)    The Company shall be treated as a partnership for U.S. federal income tax purposes.
(b)    Each item of income, gain, loss, deduction or credit shall be allocated in the same manner as such item is allocated pursuant to Section 4.2.
(c)    In the event of any variation between the adjusted tax basis and Value of any Company property reflected in the Members’ Capital Accounts maintained for federal income tax purposes, such variation shall be taken into account in allocating taxable income or loss for income tax purposes in accordance with, and to the extent consistent with, the principles under Section 704(c) of the Code and applicable Treasury Regulations, or the successor provisions of such Code Section and applicable Treasury Regulations. A decision to use a method to allocate such variation pursuant to Treasury Regulation Section 1.704-3 shall be considered a tax election requiring Prior Board Approval.
ARTICLE 5.
DISTRIBUTIONS
Section 5.1.    General.
(a)    Subject to Section 8.3(c), to the extent of available cash and cash equivalents after the payment of Expenses, and subject to Prior Board Approval of a Company budget and appropriate reserves, the Company shall make distributions on a quarterly basis of substantially all of its interest and fee income received by the Company (net of any amounts required to be held as collateral or prepaid under applicable loan agreements, if any), shared among the Members as set forth in Section 5.1(c) below; provided that the amount of any such distribution may be reduced as provided by Section 5.2 and Section 5.3.
(b)    The Company, with Prior Board Approval, may determine to make one or more distributions, from time to time, in addition to those required by Section 5.1(a) from available cash or cash equivalents

Exhibit 10.1

received from one or more Investments (whether from principal repayment or otherwise and after reduction as provided by Section 5.2 and Section 5.3).
(c)    Any distribution under this Section 5.1 shall be shared among the Members as follows:
(i)    First, to pay any outstanding Temporary Advances and any interest accrued thereon; and
(ii)    Second, to the Members as distributions in respect of their interests in the Company in proportion to their respective Membership Interests.
Section 5.2.    Withholding. The Company may withhold from any distribution to any Member any amount which the Company has paid or is obligated to pay in respect of any withholding or other tax, including any interest, penalties or additions with respect thereto, imposed on any interest or income of or distributions to such Member, and such withheld amount shall be considered an interest payment or a distribution, as the case may be, to such Member for purposes hereof. If no payment is then being made to such Member in an amount sufficient to pay the Company’s withholding obligation, any amount which the Company is obligated to pay shall be deemed an interest-free advance from the Company to such Member, payable by such Member by withholding from subsequent distributions or within ten (10) days after receiving written request for payment from the Company.
Section 5.3.    Certain Limitations. Notwithstanding the foregoing provisions:
(a)    In no event shall the Company make a distribution to the extent that it would (i) render the Company insolvent, or (ii) violate Section 18-607(a) of the Act or other applicable law.
(b)    Without Prior Board Approval, the Company shall not make in-kind distributions. Distributions of securities and of other non-cash assets of the Company upon such Prior Board Approval shall only be made pro rata to all Members (in proportion to their respective Membership Interests) with respect to each security or other such asset distributed. Securities listed on a national securities exchange that are not restricted as to transferability and unlisted securities for which an active trading market exists and that are not restricted as to transferability shall be valued in the manner contemplated by Section 9.5 as of the close of business on the day preceding the distribution, and all other securities and non-cash assets shall be valued as determined in the last valuation made pursuant to Section 9.5.
ARTICLE 6.
MANAGEMENT OF COMPANY
Section 6.1.    Management Generally.
(a)    The management of the Company and its business and affairs shall be vested in the Board. The Board shall act as the “manager” of the Company for the purposes of the Act and the Members shall not manage or control the business and affairs of the Company except for situations in which the approval of all Members is required by this Agreement or by non-waivable provisions of applicable law. Matters requiring Board Approval or Prior Board Approval are set forth in further detail in Schedule A hereto, which is incorporated by reference herein.
(b)    The Company shall enter into the Administrative Services Agreement with the Administrative Agent on the date hereof. The Members agree that, notwithstanding anything to the contrary herein, the Administrative Services Agreement shall not require Prior Board Approval and is hereby approved by the Members; provided, that any amendments to the Administrative Services Agreement after the date

Exhibit 10.1

hereof shall require Prior Board Approval. The function of the Administrative Agent shall be non-discretionary and administrative only.
Section 6.2.    Board of Managers.
(a)    The Members may determine at any time by mutual agreement the number of Managers to constitute the Board and the authorized number of Managers may be increased or decreased by the Members at any time by mutual agreement, upon notice to all Managers; provided that at all times each Member has an equal number of Managers on the Board. The initial number of Managers shall be four (4), and each Member shall elect, designate or appoint two (2) Managers. Each Manager elected, designated or appointed by a Member shall hold office until a successor is elected and qualified by such Member or until such Manager’s earlier death, resignation, expulsion or removal. A Manager need not be a Member. HMS hereby designates each of Alejandro Palomo and Nick Meserve as a Manager until such time as a successor is elected and qualified by HMS or until such Manager’s earlier death, resignation, expulsion or removal. ORIX hereby designates each of Allan Toole and Marc Kutik as a Manager until such time as a successor is elected and qualified by ORIX or until such Manager’s earlier death, resignation, expulsion or removal.
(b)    Subject to matters requiring Board Approval and Prior Board Approval, the Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. The Board has the authority to bind the Company.
Section 6.3.    Meetings of the Board. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Meetings of the Board may be called by any Manager on not less than 24 hours’ notice to each Manager by telephone, facsimile, mail, telegram, electronic mail or any other similar means of communication, with such notice stating the place, date and hour of the meeting (and the means by which each Manager may participate by telephone conference or similar communications equipment in accordance with Section 6.5 hereof) and the purpose or purposes for which such meeting is called. Special meetings shall be called by a Manager in like manner and with like notice upon the written request of any one or more of the Managers. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.
Section 6.4.    Quorum; Acts of the Board.
(a)    At all meetings of the Board: (i) the presence of two (2) Managers shall constitute a quorum for the transaction of business, provided that at least one (1) Manager is present that was elected, designated or appointed by each Member. Each Manager present at a meeting of the Board shall have one (1) vote on each matter that is brought before the Board, provided that where a quorum exists of three (3) Managers, the lone Manager elected, designated or appointed by either Member shall have two (2) votes on any matter brought before the Board. If a quorum shall not be present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
(b)    Subject to the requirements for Board Approval and Prior Board Approval to approve or undertake any item set forth in Schedule A hereto (as such schedule may be amended from time to time with Prior Board Approval), every act or decision done or made by the Board shall require the unanimous approval of the Managers present at a meeting duly held at which a quorum is present. The Company shall not have the authority without Prior Board Approval to approve or undertake any item set forth in Schedule A hereto (as such schedule may be amended from time to time with Prior Board Approval). Any action required or

Exhibit 10.1

permitted to be taken at any meeting of the Board may be taken without a meeting, without notice and without a vote, so long as an equal number of Managers elected, designated or appointed by each Member, and entitled to vote with respect to the subject matter thereof, consent thereto in writing (including by electronic mail), and the writing or writings are filed with the minutes of proceedings of the Board.
Section 6.5.    Electronic Communications. Managers may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.
Section 6.6.    Compensation of Managers; Expenses. The Managers will not receive any compensation in their service as such.
Section 6.7.    Removal and Resignation of Managers; Vacancies. Unless otherwise restricted by law, any Manager may be removed or expelled, with or without cause, at any time solely by the Member that elected, designated or appointed such Manager. Any Manager may resign at any time by giving written notice to the Board. Such resignation shall take effect at the time specified therein and, unless tendered to take effect upon acceptance thereof, the acceptance of such resignation shall not be necessary to make it effective. Any vacancy caused by removal or expulsion of a Manager or the resignation of a Manager in accordance with this Section 6.7 shall be filled solely by the action of the Member who previously elected, designated or appointed such Manager in order to fulfill the Board composition requirements of Section 6.2(a).
Section 6.8.    Managers as Agents. To the extent of their powers set forth in this Agreement, the Managers are agents of the Company for the purpose of the Company’s business, and the actions of the Managers (or any Affiliate thereof that is authorized to act on behalf of any Manager) taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Board expressly authorizing such action which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to the terms of this Agreement, a Manager may not bind the Company. All actions taken by a Manager in accordance with this Agreement shall be deemed to be taken solely in such Manager’s capacity as a Manager of the Company.
Section 6.9.    Duties of Board. The Managers shall be entitled to act in their own respective interests and shall not, by virtue of such position with the Company, be deemed to have fiduciary or other duties to the Company, the Members or any agents thereof. To the extent that, at law or in equity, a Manager has liabilities relating thereto to the Company or to any Member, such individual acting in good faith pursuant to the terms of this Agreement shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of such individual otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such individual.
Section 6.10.    Reliance by Third Parties. Notwithstanding any other provision of this Agreement, any contract, instrument or act on behalf of the Company by a Member, a Manager, an officer or any other Person delegated by Board Approval or Prior Board Approval, as applicable, shall be conclusive evidence in favor of any third party dealing with the Company that such Person has the authority, power and right to execute and deliver such contract or instrument and to take such act on behalf of the Company. This Section

Exhibit 10.1

6.10 shall not be deemed to limit the liabilities and obligations of such Person to seek Board Approval or Prior Board Approval as set forth in this Agreement.
Section 6.11.    Members’ Outside Transactions; Investment Opportunities.
(a)    Each Member shall devote such time and effort as is reasonably necessary to diligently administer the activities and affairs of the Company, but shall not be obligated to spend full time or any specific portion of their time to the activities and affairs of the Company.
(b)    Subject to the foregoing provisions of this Section 6.11 and other provisions of this Agreement, each of the Members and each of their respective Affiliates and members may engage in, invest in, participate in or otherwise enter into other business ventures of any kind, nature and description, individually and with others, including the formation and management of other investment funds with or without the same or similar purposes as the Company, and the ownership of and investment in securities, and neither the Company nor any other Member shall have any right in or to any such activities or the income or profits derived therefrom.
Section 6.12.    Indemnification.
(a)    Subject to the limitations and conditions as provided in this Section 6.12, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or arbitrative or in the nature of an alternative dispute resolution in lieu of any of the foregoing (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was a Member or a Manager, or a representative, officer, director or employee thereof (or of any Affiliate thereof), shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against all liabilities and expenses (including judgments, penalties (including excise and similar taxes and punitive damages), losses, fines, settlements and reasonable expenses (including reasonable attorneys’ and experts’ fees)) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (each a “Loss”), unless such Loss shall have been primarily the result of bad faith, gross negligence, fraud or intentional misconduct by the Person seeking indemnification hereunder, in which case such indemnification shall not cover such Loss to the extent resulting from such bad faith, gross negligence, fraud or intentional misconduct. Indemnification under this Section 6.12 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 6.12 shall be deemed contract rights, and no amendment, modification or repeal of this Section 6.12 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. To the fullest extent permitted by law, no Person entitled to indemnification under this Section 6.12 shall be liable to the Company or any Member for any act or omission performed or omitted by or on behalf of the Company; provided that such act or omission has not been fully adjudicated to constitute bad faith, gross negligence, fraud or intentional misconduct. In addition, any Person entitled to indemnification under this Section 6.12 may consult with legal counsel selected with reasonable care and shall incur no liability to the Company or any Member to the extent that such Person acted or refrained from acting in good faith in reliance upon the opinion or advice of such counsel.

Exhibit 10.1

(b)    The right to indemnification conferred in Section 6.12(a) shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred by a Person entitled to be indemnified under Section 6.12(a) who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written undertaking by such Person to repay all amounts so advanced if it shall be finally adjudicated that such indemnified Person is not entitled to be indemnified under this Section 6.12 or otherwise.
(c)    The Company, with Prior Board Approval, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to a Member under Sections 6.12(a) and (b).
(d)    The right to indemnification and the advancement and payment of expenses conferred in this Section 6.12 shall not be exclusive of any other right that a Member or other Person indemnified pursuant to this Section 6.12 may have or hereafter acquire under any law (common or statutory) or provision of this Agreement.
(e)    The indemnification rights provided by this Section 6.12 shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of each Person indemnified pursuant to this Section 6.12.
(f)    The Company shall have the power to (i) purchase and maintain, at the Company’s expense, insurance on behalf of the Company and on behalf of others to the extent that power to do so has not been prohibited by statute, (ii) create any fund of any nature, whether or not under the control of a trustee, or otherwise secure any of its indemnification obligations and (iii) give other indemnification to the extent permitted by statute.
Section 6.13.    Tax Matters Member.
(a)HMS shall be the “tax matters partner” of the Company within the meaning of Section 6231(a)(7) of the Code and the “partnership representative” of the Company for any tax period subject to the provisions of Section 6223 of the Code, as amended by the Bipartisan Budget Act of 2015 (in such capacity, the “Tax Matters Member”). The provisions of Section 6.12 shall apply to all actions taken on behalf of the Members by the Tax Matters Member in its capacity as such. The Tax Matters Member shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the tax matters partner of the Company, and each other Member shall not independently act with respect to tax audits or tax litigation of the Company, unless previously authorized to do so in writing by the Tax Matters Member, which authorization may be withheld by the Tax Matters Member in its sole and absolute discretion. The Tax Matters Member shall have the right to retain professional assistance in respect of any audit of the Company and all reasonable, documented out-of-pocket expenses and fees incurred by the Tax Matters Member on behalf of the Company as Tax Matters Member shall be reimbursed by the Company. For the avoidance of doubt, the Tax Matters Member may retain an Affiliate of a Member to provide such professional assistance and such fees may be reimbursed by the Company upon Prior Member Approval. In the event the Tax Matters Member receives notice of a final Company adjustment under Section 6223(a) of the Code, it shall either (i) file a court petition for judicial review of such final adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all Members on the date such petition is filed, or (ii) mail a written notice to all Members within such period that describes its reasons for determining not to file such a petition. Each Member shall be a “notice partner” within the meaning of Section 6231(a)

Exhibit 10.1

(8) of the Code. For the avoidance of doubt, the Tax Matter Member shall not take any action requiring Prior Board Approval prior to such Prior Board Approval being obtained.
(b)Each other Member agrees to furnish the Tax Matters Member such information as may be required for the Company to comply with any tax accounting, withholding and reporting obligation, including (but not limited to) any obligation to make mandatory basis adjustments to Company property pursuant to Section 754 of the Code.
(c)Each other Member agrees that any action taken by the Tax Matters Member in connection with audits by federal or state taxing authorities of the Company shall be binding upon such Member and each such Member further agrees that such Member shall not without notice to the Tax Matters Member treat any Company item inconsistently on such Member’s income tax return with the treatment of the item on the Company’s return.
ARTICLE 7.
TRANSFERS OF COMPANY INTERESTS; WITHDRAWALS
Section 7.1.    Transfers by Members.
(a)    Subject to the requirements of this Article 7, the interest of a Member may be Transferred with Prior Board Approval. Notwithstanding the foregoing, without Prior Board Approval, (i) any Member may Transfer its Entire Interest to an Affiliate of such Member (such Transfer, a “Permitted Affiliate Transfer”) and (ii) any Member may make a transfer in accordance with Section 7.1(g) or Section 8.3(e), in each case if such Transfer is otherwise in accordance with the requirements of this Article 7.
(b)    No Transfer by a Member shall be binding upon the Company until the Company receives an executed copy of such documentation as reasonably requested by the other Member to show such Transfer is in accordance with this Article 7.
(c)    Any Person which acquires an interest in the Company by Transfer in accordance with the provisions of this Agreement shall be admitted as a substitute Member, provided the requirements of this Agreement are satisfied. The admission of a transferee as a substitute Member shall be conditioned upon the transferee’s written assumption, in form and substance reasonably satisfactory to the other Member, of all obligations of the transferor in respect of the Transferred interest and execution of an instrument reasonably satisfactory to the other Member whereby such transferee becomes a party to this Agreement.
(d)    In the event any Member shall be adjudicated as bankrupt, or in the event of the winding up or liquidation of a Member, the legal representative of such Member shall, upon written notice to the other Member of the happening, become a transferee of such Member’s interest, subject to all of the terms of this Agreement as then in effect.
(e)    Any transferee of the interest of a Member, irrespective of whether such transferee has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of such Transfer to have agreed to be subject to the terms and provisions of this Agreement in the same manner as its transferor.
(f)    As additional conditions to the validity of any Transfer of a Member’s interest, such assignment shall be to a transferee (each, a “Permitted Transferee”) which shall not include any Affiliate that:

Exhibit 10.1

(i)    if such Affiliate were a Member, would cause the Company to cease to be entitled to the exemption from the requirement to register as an investment company pursuant to Section 3(c)(7) of the 1940 Act and the rules and regulations of the SEC thereunder;
(ii)    if such Affiliate were a Member, would result in the termination of the Company as a partnership under the Code, in the Company being classified as a “publicly traded partnership” under the Code or cause the Company to have more than 80 Members;
(iii)    is an ERISA Plan, a “plan” that is subject to the prohibited transaction provisions of Section 4975 of the Code, an entity whose underlying assets are treated as “plan assets” under Section 3(42) of ERISA and any regulations promulgated thereunder and/or an employee benefit plan subject to any provisions of any federal, state, local, non-U.S. or other laws or regulations that are similar to Section 406 of ERISA or Section 4975 of the Code; or
(iv)    if such Affiliate were a Member, would cause the Company or the other Member to be in violation of any law or regulation to which the Company, a Member or such Member’s investment in the Company may be subject.
The non-Transferring Member may require reasonable evidence as to the foregoing, including an opinion of counsel reasonably acceptable to the non-Transferring Member. Any purported Transfer as to which the conditions set forth in clauses (i) through (v) are not satisfied shall be void ab initio. A Transferring Member shall be responsible for all costs and expenses incurred by the Company, including reasonable legal fees and expenses, in connection with any assignment or proposed assignment.
(g)    Except for a Transfer to a Permitted Transferee, each Member hereby unconditionally and irrevocably grants to the other Member or its designee a right of first refusal to purchase or designate a third party to purchase all, but not less than all, of the Entire Interest that such other Member may propose to Transfer to another Person at the valuation most recently approved in accordance with Section 9.5. If a Member intends to Transfer all or a portion of any interest in the Company, except to a Permitted Transferee, then the Member intending to make such Transfer shall promptly send written notice thereof to the other Member.
(i)    The Member proposing to make a Transfer that would be subject to this Section 7.1(g) (a “Sale”) must deliver written notice of such Sale (the “Notice of Intent”) to the other Member not later than sixty (60) business days prior to the proposed closing date of such Sale. Such Notice of Intent shall contain the material terms and conditions of the proposed Sale and shall identify the proposed transferee of such interest, if known.
(ii)    The Member receiving the Notice of Intent shall have the right, for a period of thirty (30) business days from the date of receipt of the Notice of Intent (the “Acceptance Period”), to elect or to designate a third-party purchaser to purchase all of the Entire Interest to be transferred in the Sale at the valuation most recently approved in accordance with Section 9.5 and on the other terms stated in the Notice of Intent. Such acceptance shall be made by delivering a written notice to the selling Member and the Company within the Acceptance Period stating that it elects to exercise its right of first refusal and, if applicable, providing the identity of any Person that the non-transferring Member designates as the purchaser and the amount of the Entire Interest it or its designee will purchase or acquire.
(iii)    Following expiration of the Acceptance Period and provided that the Member receiving the Notice of Intent has not elected or designated a third-party purchaser to purchase all

Exhibit 10.1

of the Entire Interest to be transferred in the Sale at the valuation most recently approved in accordance with Section 9.5 and on the other terms stated in the Notice of Intent, the selling Member shall be free to sell its interest in the Company on terms and conditions the selling Member deems acceptable (but at a price not less than the price and on terms not more favorable to the transferee than the price and terms stated in the Notice of Intent); provided that (a) such transferee, notwithstanding that such transferee is not an Affiliate of the transferring Member, otherwise qualifies as a Permitted Transferee, (b) such sale takes place within ninety (90) business days after the expiration of the Acceptance Period (the “Sale Period”) and (c) such transferee complies with the requirements of Section 3.5. To the extent the selling Member transfers its interest in the Company during the Sale Period, the selling Member shall promptly notify the other Member, as to the terms of such Transfer. If no such sale occurs during the Sale Period, any attempted Transfer of such interest shall again be subject to the right of first refusal set forth in this Section 7.1(g) and the procedures of this Section 7.1(g) shall be repeated de novo.
Section 7.2.    Withdrawal by Members. A Member may not withdraw from the Company unless such Member receives Prior Board Approval and except as provided by this Agreement.
ARTICLE 8.
TERM, DISSOLUTION AND LIQUIDATION OF COMPANY
Section 8.1.    Term. Except as provided in Section 8.2, the Company shall continue indefinitely.
Section 8.2.    Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:
(a)    the expiration of the term of the Company determined pursuant to Section 8.1;
(b)    distribution of all assets of the Company;
(c)    at any time after a period of twelve (12) months from the date of this Agreement, a determination by the Board to dissolve the Company;
(d)    a determination by the Company’s independent certified public accountant retained pursuant to Section 9.2, the SEC or other authority to subject a Member’s participation in the Company to an accounting, regulatory, reporting or tax treatment or other consequence which such Member, in its sole discretion, determines to be materially adverse to it, or a change by the SEC of any assent it may have granted regarding such Member’s interest in the Company or the terms of such assent or its conclusions regarding the accounting or reporting treatment or other consequence which such Member, in its sole discretion, determines to be materially adverse to it, in each case at the election of such Member by providing written notice of such election to the other Member;
(e)    the entry of a decree of judicial dissolution pursuant to the Act, in which event the provisions of Section 8.3, as modified by said decree, shall govern the winding up of the Company’s affairs; or
(f)    at any time after a period of twelve (12) months from the date of this Agreement, a written notice by a Member to the other Members to dissolve the Company, which notice shall become effective as stated therein but no less than ninety (90) days after delivery (unless the other Member waives such notification requirement); provided, however, that the Member(s) not requesting dissolution shall have the right to purchase the other Member’s Entire Interest at fair value in accordance with Section 8.3(e), and the Company will not be required to dissolve as a result thereof subsequent to such purchase.

Exhibit 10.1

Section 8.3.    Wind-down.
(a)    Upon the dissolution of the Company, the Company shall be liquidated in accordance with this Article 8 and the Act. The liquidation shall be conducted and supervised by the Board in the same manner provided by Article 6 with respect to the operation of the Company during its term.
(b)    From and after the date on which an event set forth in Section 8.2 becomes effective, the Company shall cease to make Investments after that date, except for Investments which the Company was committed to make in whole or in part (as evidenced by a commitment letter, term sheet or letter of intent, or definitive legal documents under which less than all advances have been made) on or before such effective date. Capital Contributions of the Members shall cease from and after such effective date; provided that Capital Contributions of the Members may be required to fund the allocable share of Investments in which the Company continues to participate (as set forth in the immediately preceding sentence), Expenses and all other obligations of the Company. Subject to the foregoing, the Members shall continue to bear an allocable share of Expenses and other obligations of the Company until all Investments in which the Company participates are repaid or otherwise disposed of in the normal course of the Company’s activities.
(c)    Distributions to the Members during the winding down of the Company shall be made no less frequently than quarterly to the extent consisting of a Member’s allocable share of cash and cash equivalents, after taking into account reasonable reserves deemed appropriate by Prior Board Approval, to fund Investments in which the Company continues to participate (as set forth in the immediately preceding paragraph), Expenses and all other obligations (including contingent obligations) of the Company. Unless waived by Prior Board Approval, the Company also shall withhold ten percent (10%) of distributions in any calendar year during which the Company is winding down, which withheld amount shall be distributed within sixty (60) days after the completion of the financial statements for such fiscal year. A Member shall remain a member of the Company until all Investments in which the Company participates are repaid or otherwise disposed of, the Member’s allocable share of all Expenses and all other obligations (including contingent obligations) of the Company are paid, and all distributions are made hereunder, at which time the Member shall have no further rights under this Agreement.
(d)    Upon dissolution of the Company, final allocations of all items of Company Profit or Loss shall be made in accordance with Section 4.2. Upon dissolution of the Company, the assets of the Company shall be applied in the following order of priority:
(i)    To creditors (other than Members) in satisfaction of liabilities of the Company (whether by payment or by the making of reasonable provision for payment thereof), including to establish any reasonable reserves which the Board may by Prior Board Approval, in its reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company;
(ii)    To creditors who are Members in satisfaction of liabilities of the Company (whether by payment or by the making of reasonable provision for payment thereof), including to establish any reasonable reserves which the Board may by Prior Board Approval, in its reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company;
(iii)    To establish any reserves which the Board may by Prior Board Approval, in its reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company to Members; and
(iv)    The balance, if any, to the Members in accordance with Section 5.1(c).

Exhibit 10.1

(e)    Notwithstanding the foregoing, upon the occurrence of an event described in Section 8.2(d) or 8.2(f), the Member that does not elect a dissolution and winding up under Section 8.2(d) or 8.2(f) (any such Member, the “Electing Member”) may elect alternatively by written notice to the other Member, for a period of fifteen (15) business days following the occurrence of such event, to purchase the other Member’s Entire Interest or designate a third party to effect such purchase (such election, the “Election to Purchase”). The purchase price for such Entire Interest shall be payable in cash within ten (10) days after the Election to Purchase is delivered to the other Member and shall be equal to the Capital Account of the other Member adjusted to reflect the Value of the Company as determined as of the date of the last valuation pursuant to Section 9.5. Each Member hereby agrees to sell its Entire Interest to the Electing Member or the third party designated by the Electing Member at such price if the Election to Purchase is timely exercised by the Electing Member. If the Electing Member does not exercise the Election to Purchase within the 15-business day period set forth in this Section 8.3(e) or if the Electing Member or its third-party designee does not purchase the other Member’s Entire Interest within ten (10) days after the Election to Purchase is delivered to the other Member, then the Election to Purchase shall terminate and the dissolution of the Company pursuant to Section 8.2(d) or (f), as applicable, shall proceed without further action on the part of any Member. After any purchase pursuant to an Election to Purchase, the other Member shall no longer be a member of the Company, and the Electing Member, or third party designee of the Electing Member that has consummated the purchase, may dissolve or continue the Company as it may determine.
(f)    In the event that an audit or reconciliation relating to the fiscal year in which a Member receives a distribution under this Section 8.3 reveals that such Member received a distribution in excess of that to which such Member was entitled, the other Member may, in its discretion, seek repayment of such distribution to the extent that such distribution exceeded what was due to such Member.
(g)    Each Member shall be furnished with a statement prepared by the Company’s accountant, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation, and each Member’s share thereof. Upon compliance with the distribution plan set forth in this Section 8.3, the Members shall cease to be such, and either Member may execute, acknowledge and cause to be filed a certificate of cancellation of the Company.
ARTICLE 9.
ACCOUNTING, REPORTING AND VALUATION PROVISIONS
Section 9.1.    Books and Accounts.
(a)    Complete and accurate books and accounts shall be kept and maintained for the Company at its principal office. Such books and accounts shall be kept on the accrual basis method of accounting and shall include separate Capital Accounts for each Member. Capital Accounts for financial reporting purposes and for purposes of this Agreement shall be maintained in accordance with Section 4.1, and for U.S. federal income tax purposes the Members shall cause the Administrative Agent to maintain the Members’ Capital Accounts in accordance with the Code and applicable Treasury Regulations. Each Member or its duly authorized representative, at its own expense, shall at all reasonable times and upon reasonable prior written notice to the Administrative Agent have access to, and may inspect, such books and accounts and any other records of the Company for any purpose reasonably related to its interest in the Company.
(b)    All funds received by the Company shall be deposited in the name of the Company in such bank account or accounts or with such custodian, and securities owned by the Company may be deposited with such custodian, as may be designated by Board Approval from time to time and withdrawals therefrom shall be made upon such signature or signatures on behalf of the Company as may be designated by Board Approval from time to time.

Exhibit 10.1

Section 9.2.    Financial Reports; Tax Return.
(a)    As soon as practicable, but no later than sixty (60) days, after the end of such fiscal year, the Board shall cause the Administrative Agent to deliver, by any of the methods described in Section 10.6, to each Member and to each former Member who withdrew during such fiscal year:
(i)    financial statements of the Company as of the end of and for such fiscal year, including a balance sheet and statement of income, which annual financial statements shall be approved by Prior Board Approval and which financial statements may be audited or reviewed by an independent certified public accountant upon Prior Board Approval;
(ii)    a statement of holdings of securities of the Company, including both the cost and the valuation of such securities as determined pursuant to Section 9.5, and a statement of such Member’s Capital Account;
(iii)    to the extent that the requisite information is then available, an Internal Revenue Service Form 1065, Schedule K-1 for such Member with respect to such fiscal year, prepared in accordance with the Code, together with corresponding forms for state income tax purposes, setting forth such Member’s distributive share of items of Profit or Loss for such fiscal year and the amount of such Member’s Capital Account at the end of such fiscal year; and
(iv)    such other financial information and documents respecting the Company and its business as the Administrative Agent deems appropriate, or as a Member may reasonably require and request, to enable such Member to comply with regulatory requirements applicable to it or to prepare its federal and state income tax returns.
(b)    The Members shall cause the Administrative Agent to prepare and timely file after the end of each fiscal year of the Company all federal and state income tax returns of the Company for such fiscal year.
(c)    As soon as practicable, but in no event later than thirty (30) days, after the end of each of the first three fiscal quarters of a fiscal year, the Board shall cause the Administrative Agent to prepare and deliver, by any of the methods described in Section 10.6, to each Member (i) unaudited financial information with respect to such Member’s allocable share of Profit or Loss and changes to its Capital Account as of the end of such fiscal quarter and for the portion of the fiscal year then ended, (ii) a statement of holdings of Underlying Loans or any other assets of the Company as to which such Member participates, including both the cost and the valuation of such Underlying Loans or any other assets as determined pursuant to Section 9.5 and (iii) such other financial information as the Administrative Agent deems appropriate, or as a Member may reasonably require and request, to enable such Member to comply with regulatory requirements applicable to it.
Section 9.3.    Tax Elections. The Company may, by Prior Board Approval, but shall not be required to, make any election pursuant to the provisions of Sections 754 or 1045 of the Code, or any other election required or permitted to be made by the Company under the Code.
Section 9.4.    Confidentiality.
(a)    Each Member agrees to maintain the confidentiality of the Company’s records, reports and affairs, and all information and materials furnished to such Member by the Company, the other Member, the other Member’s investment adviser, the Administrative Agent or their Affiliates with respect to their

Exhibit 10.1

respective businesses and activities; each Member agrees not to provide to any other Person copies of any financial statements, tax returns or other records or reports, or other information or materials, provided or made available to such Member; and each Member agrees not to disclose to any other Person any information contained therein (including any information regarding Portfolio Companies), without the express prior written consent of the disclosing party; provided that:
(i)    any Member may disclose (1) any such information as may be required by law in connection with its filings with the SEC and (2) the names of borrowers of loans made by the Company and summaries of such loan transactions in any marketing materials (including tombstone ads) of the other Member and its Affiliates; and
(ii)    any Member may provide financial statements, tax returns and other information contained therein: (1) to such Member’s accountants, internal and external auditors, legal counsel, financial advisors and other fiduciaries and representatives (who may be Affiliates of such Member) as long as such Member instructs such Persons to maintain the confidentiality thereof and not to disclose to any other Person any information contained therein; (2) to bona fide potential transferees of such Member’s Membership Interest that agree in writing, for the benefit of the Company, to maintain the confidentiality thereof, but only after reasonable advance notice to the Company; (3) if and to the extent required by law (including judicial or administrative order); provided that, to the extent legally permissible, the Company is given prior notice to enable it to seek a protective order or similar relief; (4) to representatives of any governmental regulatory agency or authority with jurisdiction over such Member, or as otherwise may be necessary to comply with regulatory requirements applicable to such Member; and (5) in order to enforce rights under this Agreement.
(b)    Notwithstanding the foregoing, the following shall not be considered confidential information for purposes of this Agreement: (i) information generally known to the public; (ii) information obtained by a Member from a third party who is not prohibited from disclosing the information; (iii) information in the possession of a Member prior to its disclosure by the Company, the other Member, the other Member’s investment adviser, the Administrative Agent or their Affiliates; or (iv) information which a Member can show by written documentation was developed independently of disclosure by the Company, the other Member, the other Member’s investment adviser, the Administrative Agent or their Affiliates. Without limitation to the foregoing, each Member shall not engage in the purchase, sale or other trading of securities or derivatives thereof based upon confidential information received from the Company, the other Member, the other Member’s investment adviser, the Administrative Agent or their Affiliates.
(c)    To the extent permitted by applicable law, and notwithstanding the provisions of this Article 9, each of the Company, the other Member, the other Member’s investment adviser, the Administrative Agent or any of their Affiliates may, in its reasonable discretion, keep confidential from any Member information to the extent such Person reasonably determines that: (i) disclosure of such information to such Member likely would have a material adverse effect upon the Company or a Portfolio Company due to an actual or likely conflict of business interests between such Member and one or more other parties or an actual or likely imposition of additional statutory or regulatory constraints upon the Company, the other Member, the other Member’s investment adviser, the Administrative Agent, any of its Affiliates or a Portfolio Company; or (ii) such Member cannot or will not adequately protect against the improper disclosure of confidential information, the disclosure of which likely would have a material adverse effect upon the Company, the other Member, the other Member’s investment adviser, the Administrative Agent, any of its Affiliates or a Portfolio Company. Notwithstanding the foregoing, each of the Company, the other Member, the Administrative Agent or any of their Affiliates shall promptly provide to each Member all relevant information and documents related to any notice or request (whether written or oral) received from any governmental or

Exhibit 10.1

regulatory agency involving any pending or threatened Proceeding in connection with the activities or operations of the Company.
(d)    The Members: (i) acknowledge that the Company, each Member, the Administrative Agent, its Affiliates, and their respective direct or indirect members, managers, officers, directors and employees are expected to acquire confidential third-party information that, pursuant to fiduciary, contractual, legal or similar obligations, cannot be disclosed to the Company or the Members; and (ii) agree that none of such Persons shall be in breach of any duty under this Agreement or the Act as a result of acquiring, holding or failing to disclose such information to the Company or the Members.
Section 9.5.    Valuation.
(a)    Valuations shall be made as of the end of each fiscal quarter, upon the date of the exercise of the exercise of the Election to Purchase and upon liquidation of the Company in accordance with the following provisions and the Company’s valuation guidelines then in effect. The current valuation guidelines of the Company are attached as Schedule C hereto and incorporated herein by reference.
(b)    The Board shall review all proposed valuations, and, absent any objection to the recommended valuations, the final valuations shall be subject to, and final upon receipt of, Prior Board Approval. If the event that Prior Board Approval is not obtained in a timely manner due to one or more objections to the recommended valuations, then the Members shall mutually agree on a valuation methodology to be applied to the relevant Underlying Loan(s) or asset(s). If they are not able to so agree the Members shall engage a valuation firm to value the Underlying Loan(s) or asset(s) subject to unresolved objection to be made as of such date by an approved valuation expert (if not already made), and shall determine a valuation of such Underlying Loan(s) or asset(s) consistent with the valuation as of such date by the approved valuation expert, and such valuation shall be final. For this purpose, a valuation of an asset as of such date shall be considered consistent with a valuation of an approved valuation expert if it is equal to the recommended value or within the recommended range of values determined by the approved valuation expert as of such date. An approved valuation expert shall mean an independent valuation consultant that either has been approved by Prior Board Approval or has been referenced as the independent valuation consultant of the Company in a previous valuation report by the Administrative Agent without objection by any Manager.
(c)    All valuations shall be made in accordance with the foregoing shall be final and binding on all Members, absent actual and apparent error. Valuations of the Company’s assets by independent valuation consultants shall be at the Company’s expense.
ARTICLE 10.
MISCELLANEOUS PROVISIONS
Section 10.1.    Power of Attorney. Each Member irrevocably constitutes and appoints HMS the true and lawful attorney-in-fact of such Member to execute, acknowledge, swear to and file any of the following:
(i)    Any certificate or other instrument which may be required to be filed by the Company under the laws of the United States, the State of Delaware, or any other jurisdiction;
(ii)    Any amendment or modification of any certificate or other instrument referred to in this Section 10.1; and
(iii)    Any agreement, document, certificate or other instrument which any Member is required to execute in connection with the termination of such Member’s interest in the Company

Exhibit 10.1

and the withdrawal of such Member from the Company, or in connection with the reduction of such Member’s interest in the Company, in each case in accordance with the terms of this Agreement, which such Member has failed to execute and deliver within ten (10) days after written request by the other Member.
It is expressly acknowledged by each Member that the foregoing power of attorney is coupled with an interest and shall survive death, legal incapacity and assignment by such Member of its interest in the Company; provided, however, that if a Member shall assign all of its interest in the Company and the assignee shall, in accordance with the provisions of this Agreement, become a substitute Member, such power of attorney shall survive such assignment only for the purpose of enabling each attorney-in-fact to execute, acknowledge, swear to and file any and all instruments necessary to effect such substitution.
Section 10.2.    Governing Law; Jurisdiction; Jury Waiver. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. To the fullest extent permitted by law, in the event of any dispute or controversy arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the courts of the State of Texas in the county of Travis and of the U.S. District Court for the Western District of Texas.
THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
Section 10.3.    Certificate of Formation; Other Documents. The Members hereby approve and ratify the filing of the Certificate of Formation on behalf of the Company. The Members agree to execute such other instruments and documents and perform any additional reasonable acts as may be required by law or which a Member or the Board deems necessary or appropriate to carry out the intent of this Agreement.
Section 10.4.    Force Majeure. Whenever any act or thing is required of the Company or a Member hereunder to be done within any specified period of time, the Company and the Member shall be entitled to such additional period of time to do such act or thing as shall equal any period of delay resulting from causes beyond the reasonable control of the Company or the Member, including bank holidays, and actions of governmental agencies, and excluding economic hardship; provided that this provision shall not have the effect of relieving the Company or the Member from the obligation to perform any such act or thing.
Section 10.5.    Waivers.
(a)    No waiver of the provisions hereof shall be valid unless in writing and then only to the extent therein set forth. Any right or remedy of the Members hereunder may be waived by Prior Board Approval, and any such waiver shall be binding on all Members, other than situations where such rights or remedies are non-waivable under applicable law. Except as specifically herein provided, no failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any subsequent occasion.
(b)    Except as otherwise provided in this Agreement or for situations in which the approval or consent of all or certain Members is required by non-waivable provisions of applicable law, any approval or consent of the Members may be given by Prior Board Approval, and any such approval or consent shall be binding on all Members.

Exhibit 10.1

Section 10.6.    Notices. All notices, demands, solicitations of consent or approval, and other communications hereunder shall be in writing or by electronic mail (with or without attached PDFs), and shall be sufficiently given if personally delivered or sent by postage prepaid, registered or certified mail, return receipt requested, or sent by electronic mail, overnight courier or facsimile transmission, addressed as follows: if intended for the Company, to the Company’s principal office determined pursuant to Section 2.3; and if intended for any Member, to the address of such Member set forth on the Company’s records, or to such other address as any Member may designate by written notice. Notices shall be deemed to have been given (i) when personally delivered, (ii) if sent by registered or certified mail, on the earlier of (A) three days after the date on which deposited in the mails or (B) the date on which received, or (iii) if sent by electronic mail, overnight courier or facsimile transmission, on the date on which received; provided that notices of a change of address shall not be deemed given until the actual receipt thereof. The provisions of this Section 10.6 shall not prohibit the giving of written notice in any other manner; any such written notice shall be deemed given only when actually received.
Section 10.7.    Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member as of the date of such Member’s admittance to the Company and as of the date of each Capital Contribution that: (a) it is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, and if required by law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not formed in such jurisdiction); (b) it has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all necessary actions by its board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken; (c) it has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity); (d) its authorization, execution, delivery, and performance of this Agreement does not breach or conflict with or constitute a default under (i) such Member’s charter or other governing documents or (ii) any material obligation under any other material agreement or arrangement to which that Member is a party or by which it is bound; and (e) it (i) has been furnished with such information about the Company and the Entire Interest as that Member has requested, (ii) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and such Member’s Entire Interest herein, (iii) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of this investment and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (iv) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (v) is a “qualified purchaser” within the meaning of Section 2(a)(51)(A)(iv) of the 1940 Act and an “accredited investor” within the meaning of Regulation D under the Securities Act, (vi) understands and agrees that its Entire Interest shall not be sold, or otherwise transferred except in accordance with the terms of this Agreement.
Section 10.8.    No Third Party Benefit. Except as provided in Section 6.12, the provisions hereof are solely for the benefit of the Company and the Members and are not intended to, and shall not be construed to, confer a right or benefit on any creditor of the Company or any other Person. Covenants and other provisions of this Agreement created in favor of any Person specifically identified herein are solely for the benefit of such Person and are not intended to, and shall not be construed to, confer a right or benefit on any other Person, including any other Member, unless expressly so stated herein.

Exhibit 10.1

Section 10.9.    Construction.
(a)    The captions used herein are intended for convenience of reference only and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.
(b)    As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.
(c)    The words “hereof,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(d)    References in this Agreement to Articles, Sections and Schedules are intended to refer to Articles, Sections and Schedules of this Agreement unless otherwise specifically stated.
(e)    Unless otherwise specified, references herein to applicable statutes or other laws are references to the federal laws of the United States.
(f)    Nothing in this Agreement shall be deemed to create any right in or benefit for any creditor of the Company that is not a party hereto, and this Agreement shall not be construed in any respect to be for the benefit of any creditor of the Company that is not a party hereto.
Section 10.10.    Amendments. This Agreement may be amended at any time and from time to time by a written instrument executed by each Member.
Section 10.11.    Legal Counsel. Schedule B is incorporated by reference herein.
Section 10.12.    Execution. This Agreement may be executed in any number of counterparts and all such counterparts together shall constitute one agreement binding on all Members.
Section 10.13.    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto; provided that this provision shall not be construed to permit any assignment or transfer which is otherwise prohibited hereby.
Section 10.14.    Severability. If any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby.
Section 10.15.    Computation of Time. In computing any period of time under this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday on which banks in New York are closed, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or such a legal holiday. Any reference to “business day” shall refer to any day which is not a Saturday, Sunday or such a legal holiday. Any references to time of day shall refer to New York time.

Exhibit 10.1

Section 10.16.    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersede all prior agreements, understandings and arrangements with respect to the subject matter hereof.
[Signatures appear on next page]
IN WITNESS WHEREOF, the Members have caused this Agreement to be executed and delivered as of the date first above written.

HMS INCOME FUND, INC.

By: /s/ David M. Covington
    Name: David M. Covington
    Title: Chief Accounting Officer and Treasurer

ORIX FUNDS CORP.

By: /s/ Paul Wilson
Name: Paul Wilson
Title: Chief Financial Officer

Exhibit 10.1

Schedule A
Prior Board Approval and Board Approval

1.     Prior Board Approval shall be required for the Company or any Subsidiary to do any of the following:

(i)	Enter into any transaction with a Member or an Affiliate of a Member (except as expressly permitted by this Agreement);

(ii)	Make an Investment in the securities of a Member or an Affiliate of a Member;

(iii)	Enter into hedging, swaps, forward contracts or other commodities transactions;

(iv)
Enter into any credit facility or other similar agreement for the incurrence of debt or issue debt securities (or guaranteeing or otherwise become liable for any such obligations of other entities, including Subsidiaries of the Company), or modify or waive the terms or extend the maturity thereof or make a voluntary prepayment with respect thereto;

(v)
Organize, acquire an interest in, or transfer or otherwise dispose of an interest in, any Subsidiary or Investment (including Underlying Loans) or other financing vehicle, or materially modify or waive the terms thereof;

(vi)
Take any action or make any decision that results in the acquisition or disposition of an Investment other than funding of Investments pursuant to commitments previously approved by Prior Board Approval;

(vii)	Replace the Administrative Agent, or materially modify or waive the terms of any administrative services agreement;

(viii)	Approve a Transfer of an interest in the Company where required by Article 7;

(ix)	Take any action or decision which pursuant to any provision of this Agreement requires Prior Board Approval;

(x)	Modify or waive any material provision of this Agreement, including this Schedule A or modify the Certificate of Formation in a manner adverse to the rights of any Member under this Agreement;

(xi)	Materially change the business of the Company or Subsidiaries from its current business or enter into any line business other than existing or related lines of business;

(xii)	Make, change or rescind any tax election;

(xiii)
Settle or compromise with respect to any tax audit, claim, deficiency notice, suit or other proceeding relating to taxes; make a request for a written ruling to any tax authority; or enter into a written and legally binding agreement with any tax authority (including any agreement to extend or waive any statute of limitations with respect to any taxes);

(xiv)	Determine the Value of any property contributed to the capital of the Company by a Member; and

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Exhibit 10.1

(xv)	Make short sales of securities, except to hedge its position in Investments owned by it or to hedge against fluctuations in non-U.S. currencies which might affect the value of its Investments.
2.     Subject to Section 1 of this Schedule A for matters requiring Prior Board Approval, Board Approval shall be required for the Company or any Subsidiary to do any of the following:

(i)	Change the name or principal office of the Company or open additional offices of the Company;

(ii)
Retain third-party agents on behalf of the Company, open accounts with third parties on behalf of the Company and designate signatures upon which withdrawals from accounts shall be made on behalf of the Company;

(iii)	Adjust GAAP Profit or GAAP Loss to amortize Expenses over four years or select a period other than four years over which to amortize Expenses;

(iv)	Determine a period to allocate Profit or Loss among the Members pursuant to Section 4.1(b);

(v)	Select and approve any independent certified public accountant to act as the accountant for the Company and to audit the Company’s books and accounts as of the end of any fiscal year; and

(vi)	Take any action or decision which pursuant to any provision of this Agreement requires Board Approval.
3.     Each Member and each Manager and their respective designees may, in the name and on behalf of the Company, do all things which it deems necessary, advisable or appropriate to make investment opportunities available to the Company, to carry out and implement matters approved by Prior Board Approval or Board Approval, as applicable, and to administer the activities of the Company, including:

(i)
Execute and deliver all agreements, amendments and other documents and exercise and perform of all rights and obligations with respect to any Person in which the Company holds an interest, including Subsidiaries and other investment and financing vehicles;

(ii)
Execute and deliver other agreements, amendments and other documents and exercise and perform all rights and obligations with respect to matters approved by Prior Board Approval or Board Approval, as applicable, or which are necessary, advisable or appropriate for the administration of the Company, including with respect to any contracts evidencing indebtedness for borrowed funds; and

(iii)
Take any and all other acts delegated to such Member or Manager by this Agreement or by Board Approval or Prior Board Approval; provided that if such acts require Prior Board Approval, such Prior Board Approval has been obtained.

2

Exhibit 10.1

Schedule B
Legal Counsel

HMS has engaged Dechert LLP (“Dechert”) as legal counsel to the Company and HMS. Moreover, Dechert has previously represented and/or concurrently represents the interests of the Company, HMS and/or parties related thereto in connection with matters other than the preparation of this Agreement and may represent such Persons in the future. Each Member: (i) approves Dechert’s representation of the Company and HMS in the preparation of this Agreement; and (ii) acknowledges that Dechert has not been engaged by any other Member to protect or represent the interests of such Member vis-à-vis the Company or the preparation of this Agreement, and that actual or potential conflicts of interest may exist among the Members in connection with the preparation of this Agreement. In addition, each Member: (i) acknowledges the possibility of a future conflict or dispute among Members or between any Member or Members and the Company; and (ii) acknowledges the possibility that, under the laws and ethical rules governing the conduct of attorneys, Dechert may be precluded from representing the Company and/or HMS (or any equity holder thereof) in connection with any such conflict or dispute. Nothing in this Schedule B shall preclude the Company from selecting different legal counsel to represent it at any time in the future and no Member shall be deemed by virtue of this Schedule B to have waived its right to object to any conflict of interest relating to matters other than this Agreement or the transactions contemplated herein.

1

Exhibit 10.1

Schedule C
Valuation Guidelines

Responsibility of the Board of Directors

The Board is ultimately responsible for the pricing of securities held by the Company.

Pricing Methodology
The following summarizes the general pricing methodologies typically employed by the Company.

Underlying Loans are to be priced on the last business day of each month (or on any other date as required under the Agreement) at the price supplied by an “Approved Pricing Service”, as defined below, employing its then-current methodology. For purposes of these Valuation Guidelines, an approved pricing service to be used for pricing Underlying Loans shall mean Markit, LoanX, Bloomberg Valuation Service (BVAL) or any such other pricing services approved by the Board from time to time (collectively, the “Approved Pricing Service”).

In addition to the foregoing, in the event that the Company believes that the Approved Pricing Service price provided is mismarked, the Board shall be entitled to request that such pricing service review and, if appropriate, change the indicated price to a representative price (a “Price Challenge”); if the Approved Pricing Service elects to change such price, the revised price should be documented.

Manual pricing of a particular Underlying Loan or Loans may only be used: (i) when no Approved Pricing Service is available to price a particular Underlying Loan or Loans; or (ii) when the Company believes the price provided by an Approved Pricing Service is “materially” mismarked and following a Price Challenge the Approved Pricing Service fails to change the perceived mismarked price (hereinafter referred to as “Price Override”). As to each such Manual Pricing, the following shall be undertaken to the extent practicable:

a.
The Company shall first attempt to obtain a written quote or other indication of value (collectively, a “Quote”), via electronic means or otherwise, from at least two brokers for the Underlying Loan or other instrument in question.

b.	Documentation of each Quote must be obtained through an email, Bloomberg print out or fax.

c.	The Company shall save and/or record each such Quote and associated documentation consistent with approved policies and procedures governing records maintenance.

d.	To the extent that the Company is able to secure two Quotes, the Company shall determine the average of such Quotes (e.g., the average of the bids) and record that established price.

e.
Should the Company not be able to obtain Quotes from at least two brokers that it deems to be reasonably reliable, the Company may receive a Quote from one firm (e.g., broker) that regularly deals in the Underlying Loan or other instrument in question and record that established price.

The Board has adopted the following supplemental pricing procedures for Manual Pricing when broker Quotes are not readily available:

When no broker quotes are available, a “fair value” price shall be determined by the following methodology: mapping observable S&P LCD Index loan yields by rating to the rating of the issue being valued. A price shall be determined using this yield and such price shall be adjusted for illiquidity, credit distress, call protection, or other exogenous factors. Should the asset have no rating, i.e. “NR”, the S&P LCD Index loan yield used shall be the CCC rating.

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